Exhibit 10.19

POLONIA BANK
NONQUALIFIED DEFERRED COMPENSATION PLAN

Section 409A Compliance Amendment

This Amendment to the Polonia Bank Nonqualified Deferred Compensation Plan (the “Plan”) is made as of December 16, 2008 and is effective as of January 1, 2005.

WHEREAS, Polonia Bank (the “Bank”) desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE,  pursuant to a resolution of the Board of Directors of the Bank, the Plan is hereby amended as follows:

First Change

The following new Article XII is added to Plan:

“ARTICLE XII
APPLICATION OF SECTION 409A

12.1        The provisions of this Article XII shall apply only to that portion of a Participant’s Deferral Account and Bank Contribution Account (collectively, the “Accounts”) reflecting amounts deferred and/or vested after December 31, 2004, and the earnings attributable thereto.  With respect to any portion of a Participant’s Accounts reflecting amounts deferred and vested prior to January 1, 2005, and the earnings attributable thereto (whether credited before or after January 1, 2005) the provisions of the Plan in effect prior to the addition of Article XII shall remain in effect, and it is intended by the parties that Section 409A not apply to that portion of the Participant’s benefit.

A.      A Participant will be deemed to have a termination of employment or service for purposes of determining the timing of any payments under the Plan that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

B.      If at the time of a Participant’s separation from service, (a) a Participant is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Bank) and (b) the Bank makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Bank will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay or commence payment of the remaining amount (if any) on the first business day after such six-month period expires.

C.      To the extent the Participant would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax.

D.      Notwithstanding the foregoing, a Participant may submit a new benefit election with respect to his  Account under this Plan on or before December 31, 2008, pursuant to transition relief issued under Section 409A.

E.       With respect to any portion of a Participant’s Accounts subject to this Article XII, the following shall apply in lieu of Section 7.6:  Upon the Bank’s determination (following petition by the Participant) that the Participant has suffered an unforeseeable emergency as described below, the Bank shall (i) terminate the then effective deferral election of the Participant to the extent permitted under Section 409A, and (ii) distribute to the Participant all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than the amount determined by the Bank that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. For purposes of this paragraph E, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Internal Revenue Code Section 152(a)) of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Bank.

F.       With respect to any portion of a Participant’s Accounts subject to this Article XII. the definition of “Disability” under the Plan shall be read to include the following:  Notwithstanding the foregoing, if any provision of this Agreement would cause a payment of deferred compensation to be made upon the occurrence of the Director’s Disability, then such payment shall not be made unless such Disability also constitutes a “disability” within the meaning of Section 409A.  Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the time of payment schedule that would have applied in the absence of a Disability.

G.       For purposes of the Plan, “Section 409A” shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.”

Second Change

Section 7.7 of the Plan is deleted.

Third Change

The first sentence of Section 8.3 is deleted.  The second sentence of Section 8.3 is amended to read as follows: “If a Participant dies before the entire amount credited to his accounts is paid, the remaining amounts shall be paid to the Participant’s Beneficiary in accordance with the Participant’s prior election.”

Except as expressly provided herein, the terms and conditions of the Plan shall remain in full force and effect.

This Amendment to the Plan was executed by a duly authorized officer of the Bank on the day and year first above written.

POLONIA BANK

By:	/s/ Paul D. Rutkowski

Title:	CFO/Treasurer/Secretary